Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES FOURTH QUARTER 2019 RESULTS

DALLAS – January 29, 2020 – Capstead Mortgage Corporation (“Capstead” or the “Company”) (NYSE: CMO) today announced financial results for the quarter ended December 31, 2019.

Fourth Quarter 2019 Summary

•	Recognized GAAP net income of $32.7 million or $0.29 per diluted common share
•	Generated core earnings of $19.1 million or $0.15 per diluted common share
•	Increased fourth quarter dividend by 25% to $0.15 per common share
•	Book value per common share increased $0.02 to $8.62 per common share
•	Agency-guaranteed residential adjustable-rate mortgage (ARM) portfolio and leverage ended the quarter relatively unchanged at $11.22 billion and 8.77 times long-term investment capital, respectively

Fourth Quarter Earnings and Related Discussion

Capstead reported GAAP net income of $32.7 million or $0.29 per diluted common share for the quarter ended December 31, 2019, compared to net income of $3.2 million for a loss of $(0.02) per diluted common share for the quarter ended September 30, 2019. The Company reported core earnings of $19.1 million or $0.15 per diluted common share for the quarter ended December 31, 2019. This compares to core earnings of $14.8 million or $0.11 per diluted common share for the quarter ended September 30, 2019. See the “Non-GAAP Financial Measures” section of this release for more information.

Portfolio yields averaged 2.67% during the fourth quarter of 2019, a decrease of nine basis points from 2.76% reported for the third quarter. Yields declined primarily due to declining coupon interest rates on loans underlying the Company’s portfolio of agency-guaranteed residential ARM securities. Mortgage prepayments decreased modestly during the quarter to an average annualized constant prepayment rate, or CPR, of 29.39%, compared to 30.18% CPR in the prior quarter. Outstanding portfolio balances of $11.22 billion at year-end were little changed from September 30, 2019 balances.  Average portfolio balances were $235 million lower quarter over quarter due to the timing of acquisitions relative to portfolio run off.  Portfolio leverage was relatively unchanged at 8.77 to one at December 31, 2019 from 8.80 to one at September 30, 2019.

Rates on Capstead’s $10.28 billion in secured borrowings, after adjusting for hedging activities, averaged 34 basis points lower at 1.97% during the fourth quarter of 2019, compared to 2.31% for the prior quarter.  Borrowing rates before hedging activities averaged 2.10% during the fourth quarter, a decline of 42 basis points over the prior quarter in large part due to the Federal Reserve’s actions at its July, September and October meetings to reduce the Fed Funds rate by a total of 75 basis points.

Fixed rates on the Company’s $7.40 billion notional amount of secured borrowings-related interest rate swaps averaged 23 basis points lower at 1.91% during the fourth quarter of 2019,

primarily as a result of efforts to reduce hedging costs by replacing higher rate swaps with new swaps at lower prevailing rates. At December 31, 2019, fixed rates on these swaps averaged 1.77%, a 27 basis point decline from rates in effect on September 30, 2019.

The following table illustrates the progression of Capstead’s portfolio of residential mortgage investments for the quarter and year ended December 31, 2019 (dollars in thousands):

	Quarter Ended December 31, 2019	Year Ended December 31, 2019
Residential mortgage investments, beginning of period	$11,235,803	$11,965,381
Portfolio acquisitions (principal amount)	989,691	3,239,372
Investment premiums on acquisitions	20,336	76,788
Portfolio runoff (principal amount)	(988,295)	(3,752,774)
Sales of investments (basis)	–	(305,356)
Investment premium amortization	(18,532)	(73,742)
(Decrease) increase in net unrealized gains on securities classified as available-for-sale	(16,821)	72,513
Residential mortgage investments, end of period	$11,222,182	$11,222,182
Decrease in residential mortgage investments during the indicated periods	$(13,621)	$(743,199)

Capstead operates a highly efficient, internally-managed investment platform, particularly compared to other mortgage REITs and has a competitive cost structure relative to a wide variety of high yielding investment vehicles. Operating costs expressed as an annualized percentage of long-term investment capital averaged 1.07% for the fourth quarter of 2019 and 1.10% for the year ended December 31, 2019. As an annualized percentage of total assets, operating costs averaged 0.11% during these periods.

Book Value per Common Share

Book value per share as of December 31, 2019 was $8.62, an increase of $0.02 or 0.2% from the September 30, 2019 book value of $8.60, primarily reflecting $0.19 in derivative-related increases in value, partially offset by $0.18 in portfolio-related declines in unrealized gains. Capstead’s investment strategy attempts to mitigate risks to book value by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels.

Management Remarks

Commenting on current operating and market conditions, Phillip A. Reinsch, President and Chief Executive Officer, said, “In December we announced a 25% dividend increase to $0.15 per common share, equal to our core earnings for the fourth quarter.  This follows a 50% dividend increase announced in June.  For the year we paid dividends of $0.47 per common share on core earnings of $0.50 per share.

“Much of the improvement in our core earnings in the fourth quarter and for all of 2019 is attributable to lower funding costs as a result of the Federal Reserve’s actions to reduce the Fed Funds rate and actions we took to lower fixed pay rates on swaps held for hedging purposes in response to significantly lower market interest rates.  Core earnings also benefited from acquisitions of agency-guaranteed ARM securities at attractive levels.  Hampering earnings throughout much of the year was an increase in market volatility that contributed to sharply lower longer-term rates, putting upward pressure on mortgage prepayment rates and negatively affecting mortgage security pricing relative to swap valuations.  Additionally, rate pressures in short-term funding markets resulted in elevated borrowing rates relative to declines in the Fed Funds rate and other short-term rates.  In response, we took a measured approach to deploying capital during the latter half of the year, with leverage declining in the third quarter and into the fourth quarter before ending the year relatively unchanged from September 30 levels.  Future changes in leverage will depend on market conditions.

“Looking forward, we are encouraged by cycle-low unhedged borrowing rates presently available in the funding markets and the continued attractiveness of investment returns.  Together with average fixed pay rates on our secured borrowings-related swaps now at or near 30-day borrowing rates, we anticipate showing further improvement in our financing spreads and net interest margins leading to higher earnings in the coming quarters.

“For the last 20 years, Capstead has operated as a cost-effective, internally managed REIT that invests in a leveraged portfolio of relatively short duration agency-guaranteed residential ARM securities with the goal of generating attractive risk-adjusted returns over the long-term.  For investors seeking risk-adjusted levered returns with a comparably higher degree of safety from interest rate and credit risk, we believe Capstead represents a reasonably compelling opportunity that is difficult to find elsewhere in the markets.”

Non-GAAP Financial Measures

Management believes the presentation of core earnings and core earnings per common share, both non-GAAP financial measures, when analyzed in conjunction with the Company’s GAAP operating results, allows investors to more effectively evaluate the Company’s performance and compare its performance to that of its peers. Prior to March 2019, the Company designated its secured borrowings-related swaps as hedges for GAAP accounting purposes, whereby changes in the swaps’ fair values were recorded in Accumulated other comprehensive income (loss) (“AOCI”). Beginning in March 2019, for GAAP accounting purposes, related changes in the fair value of these derivatives are recorded in the Company’s consolidated statements of operations. Also, for GAAP accounting purposes, related net unrealized gains recorded in AOCI through February 28, 2019 are being recognized as a component of interest expense in the Company’s consolidated statements of operations over the remaining life of these swaps.

Management also believes that presenting financing spreads on residential mortgage investments, a non-GAAP financial measure, provides important information for evaluating the performance of the Company’s portfolio as opposed to total financing spreads because the non-GAAP measure speaks specifically to the performance of the Company’s investment portfolio.  See the “Reconciliation of GAAP Measures to Non-GAAP Measures” section of this release.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, January 30, 2020 at 9:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com and an archive of the webcast will be available up to the date of our next earnings press release.  An audio replay can be accessed one hour after the end of the conference call, also up to the date of our next earnings press release, by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10138407.

About Capstead

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes.  The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including without limitation, fluctuations in interest rates, the availability of suitable qualifying investments, changes in mortgage prepayments, the availability and terms of financing, changes in market conditions as a result of federal corporate and individual tax law changes, changes in legislation or regulation affecting the mortgage and banking industries or Fannie Mae, Freddie Mac or Ginnie Mae securities, the availability of new investment capital, the liquidity of secondary markets and funding markets, our ability to maintain our qualification as a REIT for U.S. federal tax purposes, our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended, and other changes in general economic conditions. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios, pledged and per share amounts)

	December 31, 2019	December 31, 2018
	(unaudited)
Assets
Residential mortgage investments ($10.83 and $11.57 billion pledged at December 31, 2019 and 2018, respectively)	$11,222,182	$11,965,381
Cash collateral receivable from derivative counterparties	65,477	31,797
Derivatives at fair value	1,471	–
Cash and cash equivalents	105,397	60,289
Receivables and other assets	125,474	129,058
	$11,520,001	$12,186,525
Liabilities
Secured borrowings	$10,275,413	$10,979,362
Derivatives at fair value	29,156	17,834
Unsecured borrowings	98,392	98,292
Common stock dividend payable	14,605	7,132
Accounts payable and accrued expenses	28,702	24,842
	10,446,268	11,127,462
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 10,329 shares issued and outstanding ($258,226 aggregate liquidation preference) at December 31, 2019 and 2018	250,946	250,946
Common stock - $0.01 par value; 250,000 shares authorized: 94,606 and 85,277 shares issued and outstanding at December 31, 2019 and 2018, respectively	946	853
Paid-in capital	1,252,481	1,174,880
Accumulated deficit	(444,039)	(346,570)
Accumulated other comprehensive income (loss)	13,399	(21,046)
	1,073,733	1,059,063
	$11,520,001	$12,186,525

Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$1,172,125	$1,157,355
Portfolio leverage (secured borrowings divided by long-term investment capital) (unaudited)	8.77:1	9.49:1
Book value per common share (based on shares of common stock outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$8.62	$9.39

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended December 31		Year Ended December 31
	2019	2018	2019	2018
Interest income:
Residential mortgage investments	$73,617	$72,902	$320,217	$274,891
Other	666	626	2,753	1,689
	74,283	73,528	322,970	276,580
Interest expense:
Secured borrowings	(51,688)	(59,321)	(246,212)	(206,976)
Unsecured borrowings	(1,910)	(1,910)	(7,611)	(7,611)
	(53,598)	(61,231)	(253,823)	(214,587)
	20,685	12,297	69,147	61,993
Other income (expense):
Gain (loss) on derivative instruments (net)	15,142	–	(90,578)	–
Loss on sale of investments (net)	–	–	(1,365)	–
Compensation-related expense	(2,050)	(2,238)	(8,197)	(7,759)
Other general and administrative expense	(1,105)	(1,207)	(4,494)	(4,527)
Miscellaneous other revenue	–	132	149	365
	11,987	(3,313)	(104,485)	(11,921)
Net income (loss)	32,672	8,984	(35,338)	50,072
Less preferred stock dividends	(4,842)	(4,842)	(19,368)	(19,368)
Net income (loss) to common stockholders:	$27,830	$4,142	$(54,706)	$30,704

Net income (loss) per common share:
Basic	$0.30	$0.05	$(0.62)	$0.34
Diluted	0.29	0.05	(0.62)	0.34

Weighted average common shares outstanding:
Basic	93,991	87,884	88,722	91,114
Diluted	94,293	88,006	88,722	91,230

Cash dividends declared per share:
Common	$0.15	$0.08	$0.47	$0.49
Series E preferred	0.47	0.47	1.88	1.88

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY STATEMENTS OF OPERATIONS AND SELECT OPERATING STATISTICS

(in thousands, except per share amounts, percentages annualized, unaudited)

	2019				2018
	Q4	Q3	Q2	Q1	Q4
Quarterly Statements of Operations:
Interest income:
Residential mortgage investments	$73,617	$77,693	$85,100	$83,807	$72,902
Other	666	1,065	600	422	626
	74,283	78,758	85,700	84,229	73,528
Interest expense:
Secured borrowings	(51,688)	(62,800)	(67,945)	(63,779)	(59,321)
Unsecured borrowings	(1,910)	(1,910)	(1,900)	(1,891)	(1,910)
	(53,598)	(64,710)	(69,845)	(65,670)	(61,231)
	20,685	14,048	15,855	18,559	12,297
Other income (expense):
Gain (loss) on derivative instruments (net)	15,142	(9,221)	(74,842)	(21,657)	–
Loss on sale of investments (net)	–	–	(1,365)	–	–
Compensation-related expense	(2,050)	(566)	(1,972)	(3,609)	(2,238)
Other general and administrative expense	(1,105)	(1,123)	(1,138)	(1,128)	(1,207)
Miscellaneous other revenue	–	58	2	89	132
	11,987	(10,852)	(79,315)	(26,305)	(3,313)
Net income (loss)	$32,672	$3,196	$(63,460)	$(7,746)	$8,984
Net income (loss) per diluted common share	$0.29	$(0.02)	$(0.80)	$(0.15)	$0.05
Average diluted common shares outstanding	94,293	90,945	84,934	84,894	88,006

Core earnings	$19,109	$14,798	$14,780	$15,471	$8,984
Core earnings per diluted common share	0.15	0.11	0.12	0.12	0.05

Select Operating and Performance Statistics:
Common dividends declared per share	0.15	0.12	0.12	0.08	0.08
Book value per common share	8.62	8.60	8.93	9.43	9.39
Average portfolio outstanding (cost basis)	11,032,252	11,266,776	12,065,084	12,169,106	12,442,410
Average secured borrowings	10,195,180	10,481,080	11,193,335	11,156,608	11,439,646
Average long-term investment capital (“LTIC”)	1,172,897	1,146,916	1,149,388	1,161,815	1,188,553
Constant prepayment rate (“CPR”)	29.39%	30.18%	26.29%	20.62%	22.37%
Total financing spreads	0.57	0.31	0.34	0.42	0.22
Yields on residential mortgage investments	2.67	2.76	2.82	2.75	2.34
Secured borrowing rates (a)	1.97	2.31	2.35	2.23	2.07
Financing spreads on residential mortgage investments	0.70	0.45	0.47	0.52	0.27
Operating costs as a percentage of LTIC (b)	1.07	0.58	1.09	1.32	1.15
Quarterly economic return (change in book value plus dividends)	1.98	(2.35)	(4.03)	1.28	(0.11)
Return on common equity capital (c)	6.89	4.95	4.98	5.33	1.96
(a)

Secured borrowing rates exclude the effects of amortization of the net unrealized gains (losses) included in AOCI on de-designated derivative instruments and include net interest cash flows on non-designated derivative instruments to better compare the components of financing spreads on residential mortgage investments. See “Reconciliation of GAAP Measures to Non-GAAP Measures” for details on the impact of non-designated derivative instruments.

(b)	First quarter 2019 excludes the effects of adjustments to 2018 incentive compensation accruals totaling $(949,000) due to the Company’s 2018 outperformance relative to its peers.
(c)	Calculated using core earnings less preferred dividends on an annualized basis over average common equity for the period.

CAPSTEAD MORTGAGE CORPORATION

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(in thousands, percentages annualized, unaudited)

The Company defines core earnings as GAAP net income (loss) excluding (a) unrealized (gain) loss on derivative instruments, (b) realized loss (gain) on termination of derivative instruments, (c) amortization of unrealized (gain) loss of derivative instruments held at the time of de-designation (March 1, 2019) and (d) realized loss (gain) on securities.   The following reconciles GAAP net (loss) income and net (loss) income per diluted common share to core earnings and core earnings per common share:

	2019								2018
	Q4		Q3		Q2		Q1		Q4
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss)	$32,672	$0.29	$3,196	$(0.02)	$(63,460)	$(0.80)	$(7,746)	$(0.15)	$8,984	$0.05
Unrealized (gain) loss on non-designated derivative instruments	(51,017)	(0.54)	(16,952)	(0.19)	59,388	0.70	26,237	0.31	–	–
Realized loss on termination of non-designated derivative instruments	39,312	0.42	31,673	0.35	24,202	0.28	–	–	–	–
Amortization of unrealized gain, net of unrealized losses on de-designated derivative instruments	(1,858)	(0.02)	(3,119)	(0.03)	(6,715)	(0.08)	(3,020)	(0.04)	–	–
Realized loss on sale of investments	–	–	–	–	1,365	0.02	–	–	–	–
Core earnings	$19,109	$0.15	$14,798	$0.11	$14,780	$0.12	$15,471	$0.12	$8,984	$0.05

The following reconciles total financing spreads to financing spreads on residential mortgage investments:

	2019				2018
	Q4	Q3	Q2	Q1	Q4
Total financing spreads	0.57%	0.31%	0.34%	0.42%	0.22%
Impact of yields on other interest-earning assets*	0.01	–	0.01	–	–
Impact of borrowing rates on other interest-paying liabilities*	0.05	0.05	0.05	0.05	0.05
Impact of amortization of unrealized gain, net of unrealized losses on de-designated derivative instruments	(0.07)	(0.12)	(0.24)	(0.11)	–
Impact of net cash flows received on non-designated derivative instruments	0.14	0.21	0.31	0.16	–
Financing spreads on residential mortgage investments	0.70	0.45	0.47	0.52	0.27
*

Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of unsecured borrowings and, at times, may consist of cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE AND SWAP MATURITY DISCLOSURES

(in thousands, unaudited)

	December 31, 2019					December 31, 2018
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$4,036,944	$142,939	$4,179,883	$4,213,456	$33,573	$48,091
Longer-to-reset ARMs	4,591,712	119,354	4,711,066	4,718,333	7,267	(66,326)
Ginnie Mae securities:
Current-reset ARMs	1,020,803	36,758	1,057,561	1,060,260	2,699	4,433
Longer-to-reset ARMs	1,193,644	33,126	1,226,770	1,228,498	1,728	(13,444)
	$10,843,103	$332,177	$11,175,280	$11,220,547	$45,267	$(27,246)
Derivative instruments: (b)
Interest rate swap agreements:
Secured borrowings-related			$7,400,000	$(6,383)	$(2,712)	$24,033
Unsecured borrowings-related			100,000	(29,156)	(29,156)	(17,834)
Eurodollar futures contracts			500,000	738	–	–
(a)

Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of AOCI. Residential mortgage securities classified as held-to-maturity with a cost basis of $998,000 and unsecuritized investments in residential mortgage loans with a cost basis of $637,000 are not subject to fair value accounting and therefore have been excluded from this analysis. Capstead segregates its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates.

(b)

Unrealized Gains (Losses) are amounts included in AOCI related to these positions as of the indicated dates.  The following reflects Capstead’s secured borrowings-related swap positions, sorted by quarter of swap contract expiration.  Average fixed rates reflect related fixed-rate payment requirements.

Period of Contract Expiration	Swap Notional Amounts	Average Fixed Rates
First quarter 2020	$600,000	2.07%
Second quarter 2020	200,000	2.56
Third quarter 2020	200,000	1.64
Fourth quarter 2020	200,000	2.04
Second quarter 2021	800,000	1.95
Third quarter 2021	1,700,000	1.60
Fourth quarter 2021	2,400,000	1.60
Second quarter 2022	800,000	2.25
Fourth quarter 2022	500,000	1.39
	$7,400,000

Eurodollar futures contracts currently represent a series of quarterly $500 million notional amount contracts extending to June 2020.

After consideration of secured borrowings-related derivative instruments, Capstead’s residential mortgage investments and related secured borrowings had durations as of December 31, 2019 of approximately 15 months and 14¼ months, respectively, for a net duration gap of approximately ¾ months. Duration is a measure of market price sensitivity to changes in interest rates.  A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of December 31, 2019)

(in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (c)
Current-reset ARMs:
Fannie Mae Agency Securities	$2,834,919	3.85%	3.61%	1.67%	2.70%	5.35%	6.3
Freddie Mac Agency Securities	1,344,964	3.89	3.70	1.75	2.08	5.04	7.4
Ginnie Mae Agency Securities	1,057,561	3.59	3.10	1.51	1.04	4.69	7.0
Residential mortgage loans	530	4.15	4.69	2.09	1.72	11.24	6.3
(47% of total)	5,237,974	3.81	3.53	1.66	2.21	5.14	6.7
Longer-to-reset ARMs:
Fannie Mae Agency Securities	3,045,809	3.08	3.56	1.60	3.72	5.00	46.3
Freddie Mac Agency Securities	1,665,257	3.09	3.64	1.67	3.99	5.04	52.4
Ginnie Mae Agency Securities	1,226,770	3.49	3.09	1.50	1.01	5.01	43.6
(53% of total)	5,937,836	3.16	3.48	1.60	3.24	5.01	47.5
	$11,175,810	3.46	3.51	1.63	2.76	5.07	28.5
Gross WAC (rate paid by borrowers)(d)		4.06

(a)

Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses.  At December 31, 2019, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 103.06.  This table excludes $1.1 million in fixed-rate agency-guaranteed mortgage pass-through securities, residential mortgage loans and private residential mortgage pass-through securities held as collateral for structured financings.

(b)

Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments.  As such, it is similar to the cash yield on the portfolio which is calculated using amortized cost basis.  Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date.  Average net margins represent the weighted average levels over the underlying indices that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans.  ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps.  Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap.  For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps.  At quarter-end, 74% of current-reset ARMs were subject to periodic caps averaging 1.77%; 19% were subject to initial caps averaging 2.60%; 6% were subject to lifetime caps averaging 6.40%; and less than 1% were uncapped.

(c)

Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities).  After consideration of any applicable initial fixed-rate periods, at December 31, 2019 approximately 92%, 4% and 3% of the Company’s ARM securities were backed by mortgage loans that reset annually, semi-annually and monthly, respectively, while approximately 1% reset every five years.  Approximately 81% of the Company’s current-reset ARM securities have reached an initial coupon reset date.

(d)

Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.